Exhibit 99.1

Beyond Air® Reports Financial Results

for Third Quarter of Fiscal Year 2024

Commercial demand for LungFit® PH increasing; manufacturing of upgraded devices is ramping up to meet growing demand

PMA supplement for the expansion of LungFit PH label to include cardiac surgery accepted for filing and under substantive review by the FDA

U.S. pilot trial of LungFit® PRO to treat viral community acquired pneumonia (VCAP) underway; trial will extend over two seasons; the pivotal study remains on track for Winter 2025/26

Phase 1 Study evaluating Beyond Cancer’s ultra-high concentration nitric oxide (UNO) in advanced, R/R unresectable, primary or metastatic cutaneous and subcutaneous solid tumors cleared the first cohort with no reported dose limiting toxicities

Reiterated FY 2025 revenue guidance of $12 million to $16 million

Conference call scheduled for 4:30 p.m. ET today, February 12th

GARDEN CITY, N.Y., Feb. 12, 2024 – Beyond Air, Inc. (NASDAQ: XAIR) (“Beyond Air” or the “Company”), a commercial stage medical device and biopharmaceutical company focused on harnessing the power of endogenous and exogenous nitric oxide (NO) to improve the lives of patients suffering from respiratory illnesses, neurological disorders and solid tumors (through its affiliate Beyond Cancer, Ltd. (“Beyond Cancer”)), today announced its financial results for the fiscal quarter ended December 31, 2023.

“In the third quarter of fiscal year 2024, we reported solid sequential revenue growth of more than 60% compared with the second quarter. This increasing demand for our current LungFit PH system was seen even as we prepared to launch a key software update. As our inventory of upgraded LungFit PH grows, we expect to be able to meet accelerating demand over the next several quarters. This positive commercial traction gives us even more confidence in hitting our fiscal year 2025 sales guidance of $12 to $16 million,” said Steve Lisi, Chairman and Chief Executive Officer of Beyond Air. “The PMA supplement for the expansion of the LungFit PH label to include cardiac surgery was accepted for filing by the FDA in late-December and is currently under substantive review. FDA approval for this application should generate even broader use of LungFit PH in U.S. hospitals.”

Recent Highlights and Upcoming Milestones

●	LungFit® PH

◌	Commercial demand continues to increase for the LungFit PH, as evidenced by a more than 100% increase in filters shipped quarter over quarter

■	This growth trend is expected to continue following the implementation of a much-awaited software update approved by the FDA in September 2023

◌	CE Mark is expected to be received in first half calendar 2024
◌	PMA supplement for a cardiac surgery label expansion accepted for filing and under substantive review by the FDA
◌	Revenue guidance of $12 - $16 million reiterated for the fiscal year ending March 31, 2025

●	LungFit® PRO

◌	Sites opened for a U.S. pilot trial for patients hospitalized with viral community-acquired pneumonia (VCAP)

■	Randomized, double-blind, placebo-controlled trial in 50 patients at up to 10 sites
■	Top line data expected mid-year 2025 from VCAP study as trial is expected to extend over two seasons

◌	Expect to initiate a pivotal trial in the 2025/2026 pneumonia season

●	LungFit® GO

◌	Plan to initiate a U.S. trial for patients with nontuberculous mycobacteria (NTM) in calendar year 2025, pending discussion with the FDA
◌	COPD pilot trial on hold due to strategic prioritization

●	Beyond Cancer - Solid Tumor Program

◌	The ongoing Phase 1 Study evaluating UNO in advanced, relapsed or refractory unresectable, primary or metastatic cutaneous and subcutaneous solid tumors has cleared the first cohort of 25,000 ppm single dose UNO by the Safety Review Committee, with no reported dose limiting toxicities

■	Enrollment is underway for the 50,000 ppm cohort of the Phase 1 Study
■	Preparations are being made to enter the Phase Ib portion of the study where UNO is anticipated to be dosed in combination with anti-PD1

◌	First-in-human data presented at the Society for Immunotherapy Conference (SITC) in November 2023 show that a single intratumoral injection of UNO therapy for 5 minutes was safe and well tolerated in patients and showed upregulation of cytotoxic T-cells, T-central memory cells, M1 macrophages, and dendritic cells while downregulating T-regulatory cells and mononuclear-myeloid-derived suppressor cells (M-MDSC)

●	Autism Spectrum Disorder (ASD) Program

◌	Plan to initiate a first-in-human study for treatment of ASD in 2025
◌	Published pre-clinical data by Hebrew University of Jerusalem (HUJI) in the scientific journal Nitric Oxide in September 2023 which show that the partial inhibition of nNOS reversed the manifestations of ASD phenotype, and reversed nitrosative stress.

●	Management Update

◌	Duncan Fatkin, Chief Commercial Officer, to leave the company on March 31, 2024; the Company has initiated an executive search for a replacement and will provide updates as appropriate

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Financial Results for the Fiscal Quarter Ended December 31, 2023

Revenues for the three months ended December 31, 2023 were $0.4 million compared to zero for the quarter ended December 31, 2022. Cost of revenue of $0.7 million was recognized for the three months ended December 31, 2023, compared to $0.1 million for the three months ended December 31, 2022.

Research and development expenses for the three months ended December 31, 2023 were $6.8 million as compared to $5.0 million for the three months ended December 31, 2022. The increase of $1.8 million was due primarily to an increase in development costs associated with the pipeline.

General and administrative expenses for the three months ended December 31, 2023 and December 31, 2022 were $9.8 million and $8.9 million, respectively. The $0.9 million increase was mainly due to increases in stock based compensation, headcount and salary inflation.

Net loss attributed to common stockholders for the three months ended December 31, 2023, was ($16.2) million or a loss of ($0.50) per share, basic and diluted. The Company’s net loss attributed to common stockholders for the three months ended December 31, 2022 was ($12.7) million or a loss of ($0.43) per share, basic and diluted.

Total cash burn in the quarter ended December 31, 2023, was $12.7 million, with payments required towards our VCAP study, development of our Gen 2 device, continued in-human trials in Beyond Cancer and advances in our Autism program. The Company raised $5.5 million on its ATM to partially offset the planned cash burn.

As of December 31, 2023, the Company had cash, cash equivalents, marketable securities of $31.4 million as well as $5.2 million held on deposit by our contract manufacturer.

Conference Call & Webcast

Monday, February 12th @ 4:30 PM ET

1-877-407-0784 (Domestic)

1-201-689-8560 (International)

Call me - https://callme.viavid.com/viavid/?callme=true&passcode=13738837&h=true&info=company-email&r=true&B=6

Participants can use Guest dial-in #s above and be answered by an operator OR click the Call me™ link for instant telephone access to the event.

Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1650835&tp_key=79566400ea

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About Beyond Air®, Inc.

Beyond Air is a commercial stage medical device and biopharmaceutical company dedicated to harnessing the power of endogenous and exogenous nitric oxide (NO) to improve the lives of patients suffering from respiratory illnesses, neurological disorders, and solid tumors. The Company has received FDA approval for its first system, LungFit® PH, for the treatment of term and near-term neonates with hypoxic respiratory failure. Beyond Air is currently advancing its other revolutionary LungFit systems in clinical trials for the treatment of severe lung infections such as viral community-acquired pneumonia (including COVID-19), and nontuberculous mycobacteria (NTM) among others. Also, the Company has also partnered with The Hebrew University of Jerusalem to advance a pre-clinical program dedicated to the treatment of autism spectrum disorder (ASD) and other neurological disorders. Additionally, Beyond Cancer, Ltd., an affiliate of Beyond Air, is investigating ultra-high concentrations of NO with a proprietary delivery system to target certain solid tumors in the pre-clinical setting. For more information, visit www.beyondair.net.

About Nitric Oxide

Nitric Oxide is a powerful molecule, naturally synthesized in the human body, proven to play a critical role in a broad array of biological functions. In the airways, NO targets the vascular smooth muscle cells that surround the small resistance arteries in the lungs. Currently, exogenous inhaled NO is used in adult respiratory distress syndrome, post certain cardiac surgeries and persistent pulmonary hypertension of the newborn to treat hypoxemia. Additionally, NO is believed to play a key role in the innate immune system and in vitro studies suggest that NO possesses anti-microbial activity not only against common bacteria, including both gram-positive and gram-negative, but also against other diverse pathogens, including mycobacteria, viruses, fungi, yeast and parasites, and has the potential to eliminate multi-drug resistant strains.

About LungFit®*

Beyond Air’s LungFit is a cylinder-free, phasic flow generator and delivery system and has been designated as a medical device by the U.S. Food and Drug Administration (FDA). The ventilator compatible version of the device can generate NO from ambient air on demand for delivery to the lungs at concentrations ranging from 1 ppm to 80 ppm. The LungFit system could potentially replace large, high-pressure NO cylinders providing significant advantages in the hospital setting, including greatly reducing inventory and storage requirements, improving overall safety with the elimination of NO2 purging steps, and other benefits. LungFit can also deliver NO at concentrations at or above 80 ppm for potentially treating severe acute lung infections in the hospital setting (e.g. COVID-19, bronchiolitis) and chronic, refractory lung infections in the home setting (e.g. NTM). With the elimination of cylinders, Beyond Air intends to offer NO treatment in the home setting.

* Beyond Air’s LungFit PH is approved for commercial use only in the United States of America to treat term and near-term neonates with hypoxic respiratory failure. Beyond Air’s other LungFit systems are not approved for commercial use and are for investigational use only. Beyond Air is not suggesting NO use over 80 ppm or use at home.

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About PPHN

Persistent pulmonary hypertension of the newborn (PPHN) is a lethal condition and secondary to failure of normal circulatory transition at birth. It is a syndrome characterized by elevated pulmonary vascular resistance (PVR) that causes labile hypoxemia due to decreased pulmonary blood flow and right-to-left shunting of blood. Its incidence has been reported as 1.9 per 1000 live births (0.4–6.8/1000 live births) with mortality rate ranging between 4–33%. This syndrome complicates the course of about 10% of infants with respiratory failure and remains a source of considerable morbidity and mortality. NO gas is a vasodilator, is approved in dozens of countries to improve oxygenation and reduces the need for extracorporeal membrane oxygenation (ECMO) in term and near-term (>34 weeks gestation) neonates with hypoxic respiratory failure associated with clinical or echocardiographic evidence of pulmonary hypertension in conjunction with ventilator support and other appropriate agents.

About Viral Community-Acquired Pneumonia (VCAP)

In adults, viruses have been identified as the causative agents in approximately 100 million cases of community-acquired pneumonia per year. While viral pneumonia in adults is most commonly caused by rhinovirus, respiratory syncytial virus (RSV) and influenza virus, newly emerging viruses (including SARS-CoV-1, SARS-CoV-2, avian influenza A, and H1N1 viruses) have been identified as pathogens contributing to the overall burden of adult viral pneumonia. Patients aged 65 years or older are at particular risk for death from the disease, as are patients with other underlying health conditions or weakened immune systems. There is no consensus regarding the use of antiviral drugs to treat viral pneumonia, and specific preventative measures are currently limited to the influenza vaccine. Given that current treatment recommendations are largely limited to supportive care, there is an unmet medical need for effective treatment options. NO may prove to be a treatment as the impact on the lung should result in bronchodilation, reduction in inflammation and inhibition of the viral replication process.

About NTM

NTM infection is a rare and serious bacterial infection in the lungs causing debilitating pulmonary disease associated with high morbidity and mortality. NTM infection is acquired by inhaling aerosolized bacteria from the environment, and can lead to NTM lung disease, a progressive and chronic condition. According to the Cystic Fibrosis Foundation, 13% of U.S. cystic fibrosis patients had a positive culture for a NTM species in 2017. NTM is considered an emerging public health concern worldwide because of its multi-drug antibiotic resistance. Current treatment guidelines suggest a combination of multiple antibiotics dosed chronically for as long as two years. These complex, expensive and invasive regimens have a poor record in the treatment of Mycobacterium abscessus complex (MABSC) and refractory Mycobacterium avium complex (MAC) and have the potential to cause severe adverse events. Beyond Air’s system is designed to deliver 150 – 400 ppm NO to the lungs, and early data, including from the pilot study of the LungFit GO, indicate that this range of NO concentrations could have a positive effect on patients infected with NTM.

About Bronchiolitis

The majority of hospital admissions of infants with bronchiolitis are caused by respiratory syncytial virus (RSV). RSV is a common and highly transmissible virus that infects the respiratory tract of most children before their second birthday. While most infants with RSV present with minor respiratory symptoms, a small percentage develop serious lower airway infections, termed bronchiolitis, which can become life-threatening. The absence of treatment options for bronchiolitis limits the care of these sick infants to largely supportive measures. Beyond Air’s system is designed to effectively deliver 150 – 400 ppm NO, for which preliminary studies indicate may eliminate bacteria, viruses, fungi, and other microbes from the lungs.

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About Beyond Cancer, Ltd.

Beyond Cancer, Ltd., an affiliate of Beyond Air, Inc., is a development-stage biopharmaceutical and medical device company utilizing (UNO via a proprietary delivery platform to treat primary tumors and prevent metastatic disease. Nitric oxide at ultra-high concentrations has been reported to show anticancer properties and to potentially serve as a chemosensitizer and radiotherapy enhancer. A first-in-human study is underway in patients with solid tumors. The Company is conducting preclinical studies of UNO in multiple solid tumor models to inform additional treatment protocols.

For more information, visit www.beyondcancer.com.

About UNO Therapy for Solid Tumors

Cancer is the second leading cause of death globally, with tumor metastases responsible for approximately 90% of all cancer-related deaths. Current cancer treatment modalities generally include chemotherapy, immunotherapy, radiation, and/or surgery. UNO therapy is a completely new approach to preventing relapse or metastatic disease. In vitro murine data show that local tumor ablation with UNO stimulates an anti-tumor immune response in solid tumor cancer models. The Company believes that UNO has the potential to prevent relapse or metastatic disease with as little as a single 5-minute treatment and with limited toxicity or off-target effects.

About ASD

ASD is a serious neurodevelopmental and behavioral disorder, and one of the most disabling conditions and chronic illnesses in children. ASDs include a wide range of developmental disorders that share a core of neurobehavioral deficits manifested by abnormalities in social interactions, deficits in communication, restricted interests, and repetitive behaviors. In 2023, the CDC reported that approximately 1 in 36 children in the U.S. is diagnosed with an ASD. On average, ASD costs an estimated $60,000 a year through childhood, with the bulk of the costs in special services and lost wages related to increased demands on one or both parents. Mothers of children with ASD, who tend to serve as the child’s case manager and advocate, are less likely to work outside the home. On average, they work fewer hours per week and earn 56 percent less than mothers of children with no health limitations and 35 percent less than mothers of children with other disabilities or disorders. The cost of caring for Americans with autism reached $268 billion in 2015 and is expected to rise to $461 billion by 2025 in the absence of more-effective interventions and support across the life span.

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Forward Looking Statements

This press release contains “forward-looking statements” concerning the potential safety and efficacy of inhaled nitric oxide and the ultra-high concentration nitric oxide product candidate, as well as its therapeutic potential in a number of indications; and the potential impact on patients and anticipated benefits associated with inhaled nitric oxide and the ultra-high concentration nitric oxide product candidate. Forward-looking statements include statements about expectations, beliefs, or intentions regarding product offerings, business, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “appears,” “expects,” “plans,” “anticipates,” “believes” “expects,” “intends,” “looks,” “projects,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect views as of the date they are made with respect to future events and financial performance. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to the ability to raise additional capital; the timing and results of future pre-clinical studies and clinical trials; the potential that regulatory authorities, including the FDA and comparable non-U.S. regulatory authorities, may not grant or may delay approval for our product candidates; the approach to discover and develop novel drugs, which is unproven and may never lead to efficacious or marketable products; the ability to fund and the results of further pre-clinical studies and clinical trials of our product candidates; obtaining, maintaining and protecting intellectual property utilized by products; obtaining regulatory approval for products; competition from others using similar technology and others developing products for similar uses; dependence on collaborators; and other risks, which may, in part, be identified and described in the “Risk Factors” section of Beyond Air’s most recent Annual Report on Form 10-K and other of its filings with the Securities and Exchange Commission, all of which are available on Beyond Air’s website. Beyond Air and Beyond Cancer undertake no obligation to update, and have no policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACTS:

Investor Relations contacts

Corey Davis, Ph.D.

LifeSci Advisors, LLC

Cdavis@lifesciadvisors.com

(212) 915-2577

Media contacts

Kori-Ann Taylor

Head of Marketing

ktaylor@beyondair.net

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BEYOND AIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	December 31, 2023	March 31, 2023
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$7,971	$29,158
Marketable securities	23,292	16,724
Restricted cash	5,250	10,129
Accounts receivable	294	-
Inventory, net	1,533	1,129
Grant receivable	-	420
Other current assets and prepaid expenses	1,099	1,850
Total current assets	39,439	59,410
Licensed right to use technology	1,478	1,632
Right-of-use lease assets	2,229	2,493
Property and equipment, net	8,551	5,003
Other assets	213	212
TOTAL ASSETS	$51,911	$68,749

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,220	$2,016
Accrued expenses	7,882	16,613
Operating lease liability, current portion	408	376
Loans payable, current portion	130	775
Total current liabilities	11,641	19,780

Operating lease liability, net	2,012	2,321
Long-term debt	14,380	120
Warrant liability	192	-
Derivative liability	214	-
Other long-term liabilities	-	4,500
Total liabilities	28,440	26,721

Stockholders’ equity
Preferred Stock, $0.0001 par value per share: 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share: 100,000,000 shares authorized, 35,478,123 and 30,738,585 shares issued and outstanding as of December 31, 2023 and March 31, 2023, respectively	4	3
Treasury stock	(25)	(25)
Additional paid-in capital	246,792	217,339
Accumulated deficit	(225,990)	(179,455)
Accumulated other comprehensive income and loss	34	53
Total stockholders’ equity attributable to Beyond Air, Inc	20,814	37,915
Non-controlling interest	2,657	4,113
Total equity	23,471	42,028
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$51,911	$68,749

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BEYOND AIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except share and per share data)

(UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	December 31,		December 31,
	2023	2022	2023	2022

Revenue	$391	$-	$689	$-

Cost of revenue	748	68	1,483	247

Gross loss	(356)	(68)	(794)	(247)

Operating expenses:

Research and development	(6,838)	(5,000)	(18,664)	(12,679)
General and administrative	(9,768)	(8,941)	(30,915)	(25,144)
Operating expenses	(16,606)	(13,941)	(49,578)	(37,823)

Operating loss	(16,963)	(14,010)	(50,372)	(38,070)

Other income (loss)
Dividend/interest income and gains on marketable securities	388	271	1,438	388
Interest expense	(919)	(46)	(1,991)	(142)
Change in fair value of warrant liability	46	-	693	-
Change in fair value of derivative liability	135	-	1,147	-
Foreign exchange gain	31	286	(3)	(108)
Estimated liability for contingent loss	(11)	(248)	(609)	(248)
Other Income/ (expense)	35	(52)	(42)	(71)
Total other income (expense)	(294)	211	633	(180)

Benefit from income taxes	-	-	-	-

Net loss	$(17,258)	$(13,798)	$(49,739)	$(38,250)

Less : net loss attributable to non-controlling interests	(1,038)	(1,051)	(3,204)	(2,601)

Net loss attributable to Beyond Air, Inc.	(16,220)	(12,747)	(46,535)	(35,649)

Foreign currency translation gain /(loss)	(9)	(184)	(19)	159
Comprehensive loss attributable to Beyond Air, Inc.	$(16,229)	$(12,931)	$(46,554)	$(35,490)

Net basic and diluted loss per share attributable to Beyond Air, Inc.	$(0.50)	$(0.43)	$(1.46)	$(1.19)

Weighted average number of shares, outstanding, basic and diluted	32,462,476	29,921,254	31,883,799	29,902,694

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